         Exhibit 11.0 - Computation of Earnings per Share

         The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.


                                                             Three Months Ended                   Six Months Ended
                                                                   June 30,                            June 30,
                                                         -----------------------------       -----------------------------
                                                            2003               2002             2003              2002
                                                         -----------       -----------       -----------       -----------
Net Earnings-basic and diluted                           $   217,333       $   771,188       $   485,313       $ 1,558,509
                                                         ===========       ===========       ===========       ===========

Weighted average common shares outstanding                12,322,908        12,265,250        12,315,655        12,265,250
Common share equivalents relating to stock
options, and warrant                                         144,913           221,238           120,599           174,134
                                                         -----------       -----------       -----------       -----------
Adjusted common and common equivalent
shares for diluted computation                            12,467,821        12,486,488        12,436,254        12,439,384
                                                         ===========       ===========       ===========       ===========
Net Earnings Per Share:
    Basic                                                $      0.02       $      0.06       $      0.04       $      0.13
    Diluted                                              $      0.02       $      0.06       $      0.04       $      0.13
                                                         ===========       ===========       ===========       ===========

Anti-dilutive options and warrants not included in
the diluted earnings per share computation                   936,431         1,115,697         1,186,252         1,189,882






See notes to consolidated financial statements.